Exhibit 10.17

October 28, 2014

John W. Sheets Jr., Ph.D.
136 Hartwell Rd.
Carlisle, MA 01741

Re:           Separation Agreement

Dear John:

This letter confirms the decision we have made to terminate your employment with Anika Therapeutics, Inc. (“Anika” or the “Company”) effective November 7, 2014.  This letter also proposes an agreement between you and Anika.

Entitlements and Obligations

Regardless of whether you enter into an agreement with the Company, the Company shall:

•	pay you salary that accrues to you through the date of termination of your employment;

•	pay you for all accrued but unused vacation time due to you through the date of termination of your employment;

•
provide you with the right to continue group medical and dental care coverage after the termination of your employment under the law known as “COBRA,” which will be described in a separate written notice; and

•
reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the termination of your employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy.

You shall also have the right to exercise any and all vested options that you hold to purchase common stock of the Company and to retain vested restricted stock pursuant to and subject to the terms as set forth in the Incentive Stock Option Agreements dated October 2, 2013 and January 27, 2014; the Non-Qualified Option Agreements dated October 2, 2013 and January 27, 2014; and the Restricted Stock Agreement dated October 2, 2013 (collectively the “Equity Grants”).  Consistent with the terms of the Equity Grants, you will not vest further in any Equity Grants beyond the last day of your employment.

John W. Sheets Jr., Ph.D.
October 28, 2014

For your part, you are subject to continuing obligations under your Anika Therapeutics, Inc. Non-Disclosure and Non-Competition Agreement (the “Non-Disclosure and Non-Competition Agreement”), including your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property and, for twelve months after employment ends, refrain from certain competitive activities.

Agreement

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company.  The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.	Transition Assistance Period

From now (October 28) through November 7, 2014, you will continue to be employed by the Company on a full-time basis.  Effective November 7, 2014, you and the Company agree that your employment will terminate (the “Termination Date”). The period from now through the Termination Date will be the “Transition Assistance Period.”

2.	Transition Pay

During the Transition Assistance Period, the Company will continue to pay you your base salary at a rate of $13,076.93 per bi-weekly pay period, less applicable withholdings and deductions, and will continue your employee benefits as a full-time employee. On November 7, 2014, the Company will pay to you the balance of any accrued but unused vacation as of that date.  You acknowledge that the Company has paid you for all salary then due to you for the payroll dates preceding the date of this letter and that as of the date of this letter, you have an accrued and unused balance of 80.20 hours of vacation time.  For your part, you will continue during the Transition Assistance Period to perform your duties in a professional and competent manner and you will continue to comply with all applicable Company policies and practices and to comply with all directives that you receive.  You agree that during the Transition Assistance Period you will provide transitional assistance as required of you by the Company’s Chief Executive Officer and your replacement.  You agree that you will perform services for the Company either from the Company’s offices or from your personal residence, as determined by the Company.

 John W. Sheets Jr., Ph.D.
October 28, 2014

3.	Severance Pay

(a)  Severance Pay Period.  The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your final base salary rate for the twelve (12) month period immediately following the Termination Date (the “Severance Pay Period”).

(b)  Timing and Form of Severance Pay. The Company shall pay you Severance Pay on its regular payroll dates; provided that the Company shall not be obligated to include you on the payroll before this Agreement becomes effective.  If the Company does not make one or more payments of Severance Pay on a regular payroll date because this Agreement has not yet become effective, the Company shall make all such delayed payments by the first payroll date when it is practicable to do so after the Agreement becomes effective.  Payments of Severance Pay shall be subject to tax-related deductions and withdrawals.

(c)  Obligations During Severance Pay Period.  As a condition to your receipt of Severance Pay, you shall provide up to total of forty (40) hours of transitional assistance to the Company during the Severance Pay Period when reasonably requested by the Company; provided that you shall not be required to provide such assistance at any times that would unreasonably interfere with your search for new employment. You shall not be required to travel to the Company’s offices or other locations to provide such transitional assistance.

(d)  No Other Payments. You will not be entitled to any bonus payments or other compensation, except for compensation pursuant to this Agreement.

4.	Employee Benefits

As set forth above, you shall have the right to continue medical and dental plan coverage under and subject to COBRA.  For the avoidance of doubt, you shall be responsible for payment of the entire premium and any other amounts necessary to maintain COBRA coverage.  You understand that your participation in all other employee benefit plans will end due to the termination of your employment in accordance with the terms of those plans.

5.	Return of Property

You confirm that you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective), or, if you signed this Agreement before the Termination Date, you confirm that you shall return all such property no later than the Termination Date.  In the event that you subsequently discover that you continue to retain any such property, you agree that you will return such property to the Company immediately.

John W. Sheets Jr., Ph.D.
October 28, 2014

6.	Non-Disclosure and Non-Competition Agreement

You acknowledge that you are bound by the terms and conditions of the Non-Disclosure and Non-Competition Agreement and that nothing in this Agreement shall be construed to supersede its terms and conditions.

7.	Release of Claims

In consideration for, among other terms, the continued employment and payments and benefits described in Sections 1, 2 and 3, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge;
•	of breach of contract (including, but not limited to the Offer Letter);
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute (including, without limitation, Claims under the Family and Medical Leave Act);
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights, if any, under the Company’s Section 401(k) Plan, the Equity Grants or this Agreement.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

John W. Sheets Jr., Ph.D.
October 28, 2014

8.	Confidentiality

You agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Any violation of this provision will be deemed a material breach of this Agreement.  Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

9.	Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.  These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

10.	References

You agree to direct any potential employers seeking reference information about you to contact Steven Cyr, the Company’s Vice President for Human Resources, or his designee.  Consistent with the Company’s Reference Policy, if contacted, Mr. Cyr will respond to a reference inquiry solely by confirming title and dates of employment.

11.	Future Cooperation

You agree that during and after the Severance Pay Period, you shall cooperate reasonably with the Company and any affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

John W. Sheets Jr., Ph.D.
October 28, 2014

12.	Termination or Suspension of Payments

In the event that you fail to comply with any of your obligations under this Agreement or the Non-Disclosure and Non-Competition Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate your employment and your employment compensation, and either delay or not pay the Severance Pay. The termination of your employment and the delay or nonpayment of the Severance Pay, in the event of such breach by you will not affect your continuing obligations under this Agreement.  Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in Section 7 is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).

13.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

14.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

15.	Enforcement

(a)           Jurisdiction.  You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to your employment with the Company or this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)           Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 5-11 of this Agreement and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 5-10 of this Agreement the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.  In the event that the Company prevails in any action to enforce Sections 5-10 of this Agreement you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

John W. Sheets Jr., Ph.D.
October 28, 2014

16.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

17.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to your termination from employment.  This Agreement supersedes any previous agreements or understandings between you and the Company including without limitation the Offer Letter provided that this Agreement does not supersede the Non-Disclosure and Non-Competition Agreement attached as Exhibit A to this Agreement.

18.	Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it.  To accept this Agreement, you must return a signed original or PDF copy of this Agreement so that it is received by Steven Cyr, the Company’s Vice President for Human Resources, at or before the expiration of this twenty-one (21) day period.  If you sign this Agreement within fewer than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period.  For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to Mr. Cyr.  For such a revocation to be effective, it must be delivered so that it is received by Steven Cyr, at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

John W. Sheets Jr., Ph.D.
October 28, 2014

Please indicate your agreement to the terms of this Agreement by signing and returning to Steven Cyr, the Company’s Vice President for Human Resources, the original or PDF copy of this letter within the time period set forth above.

Very truly yours,

ANIKA THERAPEUTICS, INC.

By:	/s/ Charles H. Sherwood	30 October 2014
	Charles H. Sherwood, Ph.D.	Date
Chief Executive Officer

Attachment (Exhibit A-Non-Disclosure and Non-Competition Agreement)

I agree to the terms of this Agreement and to abide by its terms in exchange for the benefits set forth above:

By:	/s/ John W. Sheets Jr.	30 October 2014
	John W. Sheets Jr., Ph.D.	Date

ANIKA THERAPEUTICS, INC.
NON-DISCLOSURE AND NON-COMPETITION AGREEMENT
EMPLOYEE

I, John W. Sheets, Jr., (the “Employee”), in consideration of my employment, the continuation of my employment, and the salary and wages to be paid to me, do hereby agree with Anika Therapeutics, Inc., a Massachusetts corporation (the “Company”), as follows:

1.
All documents including, but not limited to, correspondence, memoranda, plans, proposals, customer lists, marketing and sales plans, reports and drawings, formulations, designs, samples, prototypes, tools and equipment, and all other tangible and intangible materials whatsoever, that concern the Company’s business and that come into my possession are the property of the Company and shall be used by me only in the performance of my duties for the Company.  I will not remove from the Company’s premises any such tangible items or copies thereof except as the Company permits and, upon the earlier of the termination of my employment or a request by the Company, any and all such items in my custody or possession and all copies thereof will be returned to the Company.

2.	For the purposes of this agreement:

a.
“Inventions” shall include, but not be limited to, any procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs, drawings, configurations, software and works of authorship of any kind, and any improvements to them which are discovered, conceived, reduced to practice, developed, made or produced, and shall not be limited by the meaning of “invention” under the laws of any country concerning patents.

b.
“Proprietary Information” means all information and know-how, whether or not in writing, of a private, secret, or confidential nature concerning the Company’s business or financial affairs, including, without limitation, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists.

c.
“Competing Products” means any products or processes of any person or organization other than the Company in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products or processes with which I work during the time of my employment with the Company or about which I acquire confidential information through my work with the Company.

d.	“Competing Organization” means any person or organization engaged in, or about to become engaged in, research or development, production, distribution, marketing, or selling of a Competing Product.

3.
I agree that all Proprietary Information is and shall be the exclusive property of the Company.  I will regard and preserve as confidential all Proprietary Information which may be obtained by me.  I will not, at any time, without express written authority from the Company, use for any unauthorized purposes, or disclose to others, either during my employment or thereafter, except as required by my employment with the Company, any Proprietary Information, unless and until such Proprietary Information has become public knowledge without fault by me.

4.
I agree that my obligation not to disclose or to use information, know-how, and records of the types set forth in paragraphs 1 and 3 above, and my obligation to return records and tangible property, set forth in paragraph 1 above, also extends to such types of information, know-how, records, and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to me in the course of the Company’s business.

5.
All Inventions, whether patentable or not, which are related to the present or planned business of the Company conceived or reduced to practice by me, either alone or with others, during the period of my employment with the Company or during a period of ninety (90) days after termination of such employment, whether or not done during my regular working hours, are the exclusive property of the Company.

6.
I will disclose promptly, in writing, to the Company all such Inventions, whether patentable or not, and I agree to assign and do hereby assign to the Company or its nominee my entire right, title, and interest in and to such Inventions.  Except to the extent that I may be authorized by the Company, I will not disclose any such Inventions to others without the prior written consent of the Company.

7.
I will, at any time during or after my employment on request of the Company, execute specific assignments in favor of the Company or its nominee of my interest in any such Inventions, as well as execute all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, render all assistance, and perform all lawful acts the Company considers necessary or advisable for the protection of its rights and interests in any Invention.

8.
I have disclosed to the Company on the attached Schedule A any continuing obligations I have with respect to the assignment of Inventions to any previous employers, and I claim no previous unpatented Inventions as my own, except as shown on a schedule attached hereto and signed by me (if none, so state).  I further represent that, except as I have disclosed in writing to the Company or Schedule A hereto, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this agreement and as an Employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

9.
I understand that information regarding the Company and its affiliates including, without limitation, Proprietary Information, is considered confidential to the Company and is of substantial commercial value to the Company.  Any entrusting of such confidential information to me by the Company is done so in reliance upon the confidential relationship arising from the terms of my employment with the Company.  Therefore, in consideration of my employment with the Company, I agree that I will not render services of any nature, directly or indirectly, to any Competing Organization in connection with any Competing Product within such geographic territory as the Company and such Competing Organization are or would be in actual competition, for a period of one year, commencing on the date of termination of my employment.  I understand that services rendered to such Competing Organization may have the effect of supporting actual competition in various geographic areas, and may be prohibited by this agreement regardless of the geographic area in which such services are physically rendered.  The Company may, in its sole discretion, elect to waive, in whole or in part, the obligation set forth in the previous sentence, such waiver to be effective only if given in writing by the Company.

10.
I understand that the misappropriation of Proprietary Information may be theft as defined by law punishable by a fine or imprisonment or both and could make me liable for damages or subject to an injunction in a civil lawsuit.

11.
The provisions of this agreement shall be severable and in the event that any provision hereof shall be found by any court to be unenforceable, in whole or in part, the remainder of this agreement shall nevertheless be enforceable and binding on the parties.

12.	I understand that this agreement does not constitute a contract of employment and does not imply that my employment will continue for any period of time.

13.	This agreement will be binding upon my heirs, executors, and administrators and will inure to the benefit of the Company and its successors and assigns.

14.
No delay or omission by the Company in exercising any right under this agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15.
I expressly consent to be bound by the provisions of this agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this agreement be re-signed at the time of such transfer.

16.	I understand and agree that this agreement shall be interpreted under and governed by the laws of the Commonwealth of Massachusetts.

17.
The foregoing sets forth the entire agreement between the parties and the signatories acknowledge that no representations, written or oral, have been made in addition to, or in derogation of, the terms hereof.

/s/ John W. Sheets, Jr.
John W. Sheets, Jr.

ACCEPTED BY:
Anika Therapeutics, Inc.
At Bedford, Massachusetts
This 09 day of October, 2013

FOR ANIKA THERAPEUTICS, INC.

/s/ Kerry McCormack for William Mrachek
Human Resources

ANIKA THERAPEUTICS, INC.
NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

Schedule A